Exhibit Number

99.1

COMMUNITY HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On September 14, 2022, one or more affiliates of Community Health Systems, Inc. (the “Company”) entered into a definitive asset purchase agreement (as amended, the “Purchase Agreement”) for the sale of substantially all of the assets of Greenbrier Valley Medical Center (“Greenbrier”) (122 licensed beds) in Ronceverte, West Virginia, to a subsidiary of Vandalia Health, Inc. (the “Transaction”). Effective January 1, 2023, one or more affiliates of the Company completed the sale of Greenbrier pursuant to the terms of the Purchase Agreement. The purchase price paid to the Company in connection with the Transaction at a preliminary closing on December 30, 2022 was approximately $85 million in cash.

The Company has determined that the operations of Greenbrier that were divested in the Transaction do not meet the definition of discontinued operations pursuant to Financial Accountings Standards Board Accounting Standards Codification 205 (ASC 205), “Presentation of Financial Statements.”

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the disposition of Greenbrier had occurred as of September 30, 2022. The estimated gain on sale in connection with the Transaction is reflected in the unaudited pro forma condensed balance sheet within retained earnings.

The accompanying unaudited pro forma condensed consolidated statements of (loss) income for the nine months ended September 30, 2022 and the year ended December 31, 2021 (collectively the “Pro Forma Periods”) include certain pro forma adjustments to illustrate the estimated effect of the Company’s disposition, as if the Transaction had occurred on January 1, 2021. The amounts included in the historical columns represent the Company’s historical balance sheet and statements of income (loss) for the respective Pro Forma Periods presented.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the Transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated, and may not be useful in predicting the impact of the Transaction on the future financial condition and results of operations of the Company due to a variety of factors. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s financial statements for the three months and nine months ended September 30, 2022, included in the Company’s Quarterly Report on Form 10-Q filed on October 27, 2022, and the Company’s financial statements for the year ended December 31, 2021, included in the Company’s Annual Report on Form 10-K filed on February 17, 2022.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In millions)

	September 30, 2022
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$300	$85	a	$385
Patient accounts receivable	1,969	—		1,969
Supplies	355	—		355
Prepaid income taxes	98	—		98
Prepaid expenses and taxes	246	—		246
Other current assets	301	(3	)b	298

Total current assets	3,269	82		3,351

Property and equipment	9,727	—		9,727
Less accumulated depreciation and amortization	(4,277)	—		(4,277)

Property and equipment, net	5,450	—		5,450

Goodwill	4,201	—		4,201

Deferred income taxes	53	—		53

Other assets, net	1,941	(57	)b	1,884

Total assets	$14,914	$25		$14,939

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$21	$—		$21
Current operating lease liabilities	151	—		151
Accounts payable	820	—		820
Accrued liabilities:
Employee compensation	601	—		601
Accrued interest	218	—		218
Other	572	(3	)b	569

Total current liabilities	2,383	(3)		2,380

Long-term debt (g)	11,943	—		11,943

Deferred income taxes	477	4	c	481

Long-term operating lease liabilities	563	—		563

Other long-term liabilities	726	—		726

Total liabilities	16,092	1		16,093

Redeemable noncontrolling interests in equity of consolidated subsidiaries	516	—		516

STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock	—	—		—
Common stock	1	—		1
Additional paid-in capital	2,091	—		2,091
Accumulated other comprehensive loss	(33)	—		(33)
Accumulated deficit	(3,845)	24	d	(3,821)

Total Community Health Systems, Inc. stockholders’ deficit	(1,786)	24		(1,762)
Noncontrolling interests in equity of consolidated subsidiaries	92	—		92

Total stockholders’ deficit	(1,694)	24		(1,670)

Total liabilities and stockholders’ deficit	$14,914	$25		$14,939

Unaudited Pro Forma Condensed Consolidated Statement of Loss

(In millions, except per share amounts)

	Nine Months Ended September 30, 2022
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$9,069	$(62	)e	$9,007
Operating costs and expenses:
Salaries and benefits	3,972	(27	)e	3,945
Supplies	1,477	(6	)e	1,471
Other operating expenses	2,511	(26	)e	2,485
Lease cost and rent	236	(1	)e	235
Pandemic relief funds	(171)	2	e	(169)
Depreciation and amortization	398	(2	)e	396
Impairment and (gain) loss on sale of businesses, net	54	—		54

Total operating costs and expenses	8,477	(60	)e	8,417

Income from operations	592	(2)		590
Interest expense, net	652	—		652
Gain from early extinguishment of debt	(73)	—		(73)
Equity in earnings of unconsolidated affiliates	(11)	—		(11)

Income before income taxes	24	(2)		22
Provision for income taxes	291	—		291

Net loss	(267)	(2)		(269)
Less: Net income attributable to noncontrolling interests	102	—		102

Net loss attributable to Community Health Systems, Inc. stockholders	$(369)	$(2)		$(371)

Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$(2.86)			$(2.92)

Diluted	$(2.86)			$(2.85)

Weighted-average number of shares outstanding:
Basic	129			127

Diluted	129			130

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Year Ended December 31, 2021
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$12,368	$(78	)e	$12,290
Operating costs and expenses:
Salaries and benefits	5,242	(35	)e	5,207
Supplies	2,042	(8	)e	2,034
Other operating expenses	2,958	(29	)e	2,929
Lease cost and rent	308	(1	)e	307
Pandemic relief funds	(148)	1	e	(147)
Depreciation and amortization	540	(3	)e	537
Impairment and (gain) loss on sale of businesses, net	24	(28	)d	(4)

Total operating costs and expenses	10,966	(103)		10,863

Income from operations	1,402	25		1,427
Interest expense, net	885	—		885
Loss from early extinguishment of debt	79	—		79
Gain on sale of equity interests in Macon Healthcare, LLC	(39)	—		(39)
Equity in earnings of unconsolidated affiliates	(22)	—		(22)

Income before income taxes	499	25		524
Provision for income taxes	131	5	c, d	136

Net income	368	20		388
Less: Net income attributable to noncontrolling interests	138	—		138

Net income attributable to Community Health Systems, Inc. stockholders	$230	$20		$250

Earnings per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$1.82			$1.97

Diluted	$1.76			$1.92

Weighted-average number of shares outstanding:
Basic	127			127

Diluted	131			130

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a.	Adjustment represents cash consideration received from the sale of Greenbrier of approximately $85 million.

b.	Adjustments represent the elimination of assets and liabilities held for sale attributable to Greenbrier.

c.

Adjustment represents an increase in income taxes of approximately $5 million associated with the sale of Greenbrier. Approximately $1 million relates to the elimination of revenues, costs and expenses set forth in Note (e) and $4 million relates to the gain on sale. The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts including changes in valuation allowances.

d.	Adjustments reflect the pre-tax gain on sale of Greenbrier of $28 million ($24 million net of tax) calculated as follows:

Cash received	$85
Less: Carrying value of Greenbrier	(26)
Less: Goodwill allocated to sale of Greenbrier	(31)

Pro forma gain before income taxes	28
Provision for income taxes	(4)

Pro forma net gain on sale of Greenbrier	$24

e.

Adjustments reflect the elimination of revenues, costs and expenses directly attributable to Greenbrier. Adjustments do not include certain general corporate overhead costs previously allocated to Greenbrier that will have a continuing effect on the Company post-closing.